Exhibit 10.53

AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of April 5, 2016 (the “Effective Date”) is between Henry Schein, Inc., a Delaware corporation (the “Company”) whose principal place of business is 135 Duryea Road, Melville, N.Y., and Karen N. Prange, residing at [address] (“Executive”).

WHEREAS, the Company is offering employment to Executive and Executive seeks to become an employee of the Company; and

WHEREAS, the parties acknowledge that Executive will be a unique employee, and the parties further acknowledge that Company is offering Executive initial employment in the position of Executive Vice President and Chief Executive Officer, Global Medical and Animal Health Groups, and that, in this position, Executive will be among the most senior executives in the Company, and will be part of the Executive Management Committee of the Company, and will be senior management of the Global Medical and Global Animal Health Groups, and of the Company’s human oral surgery business, and will be privy to key and critical confidential information concerning the entire Company, its affiliates, and their businesses, planning, strategic initiatives, expansion and futures, and concerning the interaction among the businesses of the Company’s various units; and, the parties further acknowledge that in connection with and/or as part of Executive’s initial and continuing employment by the Company, Executive is expected to have access to, and to assist in developing: highly confidential and proprietary information related to the Company, its affiliates, divisions, groups, and/or their plans, products and services; and

WHEREAS, entry into this Agreement is a material part of Company agreeing to employ Executive, and Company would not employ Executive unless she agreed to this Agreement and agreed to comply with the terms hereof; and entry into the terms hereof by Executive is a condition precedent to her employment by the Company; and

WHEREAS, Executive has had an opportunity to consider the matter, has reviewed the terms and restrictions hereof with her own independent legal counsel of her own choosing, and has made an independent and informed decision that this Agreement is (a) fair and not excessive; (b) necessary for the protection of the Company and its business; and (c) that entry into this Agreement, and compliance with the terms hereof, including the restrictions set forth herein, is reasonable and is in Executive’s best interests; and whereas Executive seeks to become employed by Company under the terms hereof.

NOW, in consideration of the Company hiring Executive, and in recognition of the confidential and proprietary information of the Company which she will utilize and develop and/or to which she will be exposed and have access, and of the key employment she will assume in the Company; and further in consideration of the covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees with the Company as follows:

1.	Specific Restrictions.

1.1    (a) During her employment with the Company and/or any affiliate, Executive shall work only on behalf of Company or such affiliate, and shall devote her full time, energy, effort and loyalty to Company and/or the affiliate, and shall not engage, directly or indirectly, in any actions or conduct which compete with, or which aid, further or assist any competitor of, or any entity attempting to compete with, the Company and/or any affiliate of the Company. During her employment with the Company and/or any affiliate, the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent or consultant of any other firm, company or other person, or assist or have any financial interest in any other business or profession, except as specifically disclosed to (and agreed in advance of the commencement thereof by) the Company; provided, however, nothing contained in this paragraph shall prevent Executive from holding for investment, no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

(b)    During Executive’s employ with the Company or with any affiliate, and for a period of twelve (12) months after the date on which Executive ceases to be employed by the Company and its affiliates (or eighteen (18) months in the event of a Good Reason termination under section 7(b)(iv) of the Letter Agreement dated April 5, 2016) (“Restricted Period”), the Executive will not, without the prior written consent of the Company: (i) aid or assist any entity other than the Company or such affiliate in engaging in a Restricted Business; (ii) aid or assist any entity other than the Company or such affiliate in working in a Restricted Business with a Restricted Customer, Business Associate and/or a Restricted Supplier; (iii) solicit, or attempt to solicit, on behalf of anyone other than the Company or an affiliate, the business or custom of a Restricted Customer with a view to providing goods or services that compete or attempt to compete with those provided by the Company or an affiliate in connection with any Restricted Business; (iv) attempt to divert or entice away from the Company or any affiliate, the business or custom of an existing customer in any Restricted Business,; (v) solicit or attempt to encourage a Restricted Customer, Business Associate or a Restricted Supplier to enter into a transaction in any Restricted Business, with an entity other than Company or an affiliate; (vi) except on behalf of the Company or its affiliates, be involved in the planning of sales, promotions, marketing or business efforts of any kind to or with any Restricted Customer or Business Associate, in a Restricted Business; (vii) interfere with the business relationships between Company or any of its affiliates, and any Restricted Customer, Business Associate or Restricted Supplier, or any vendor, distributor or supplier of the Company in a Restricted Business; (viii) except in the good faith performance of her duties on behalf of the Company or its affiliates, induce any Restricted Customer, Restricted Supplier, Business Associate, vendor, distributor or supplier to terminate, modify or reduce their relationship with Company or any of its affiliates; (ix) advise, assist, or work for, any entity other than Company or one of its affiliates, in connection with (A) the development, sale, warehousing, marketing, delivery and/or distribution of products or services (including technology/software products or services) to office based practitioners in the dental, medical or animal health fields, or to other entities in the office based dental, medical/healthcare and/or animal health markets in similar settings (whether or not staffed by a physician), such as ambulatory surgery centers, and integrated delivery networks; (B) manufacturing activities in the dental, medical and/or animal health fields, of the type conducted by Company or any affiliate at any time during the two (2) years prior to the last day of Executive’s employment with the Company and/or its affiliates; or (C) distribution services to dental, medical or animal health device or product companies, in the office-based professional health practitioner market segments, including, but not limited to, other entities in the office based dental, medical/healthcare and/or animal health markets in similar settings (whether or not staffed by a physician), such as ambulatory surgery centers, and integrated delivery networks; (x) have an interest, directly or indirectly, in an entity or enterprise, which Executive is prohibited from working for or assisting under one of the other sections of this Agreement, during the period when such prohibition is in effect; provided, however, that Restricted Party may own, directly or indirectly, solely as an investment, less than one percent (1%) of a class of publicly traded securities of any entity. Notwithstanding the foregoing, Executive shall not be restricted from engaging in activities for an entity or enterprise which is substantially focused on manufacturing or product development, provided that such entity’s or enterprise’s distribution model, method and activity, do not compete or attempt to compete with the Company or its affiliates.

(c)    During Executive’s employ with the Company or with any affiliate, and for a period of thirty-six (36) months after the date on which Executive ceases to be employed in any capacity by the Company and/or its affiliates, Executive will not, directly or indirectly: (i) solicit any employee, consultant, director or officer of the Company for employment with any other employer or firm, or assist any other person or entity in identifying for recruitment, or recruiting, any of such persons; (ii) except in the good faith performance of her duties while employed by the Company or an affiliate, encourage any employee of the Company or an affiliate, to leave the employ of the Company or affiliate; (iii) encourage any employee of the Company or an affiliate to breach a contract with the Company or any affiliate; (iv) without the prior written consent of the Company, pursue, engage in or utilize on behalf of anyone other than the Company or its affiliates, any proposed business arrangement or business plan on which Executive worked while employed by the Company or by an affiliate.

(d)    Company’s present agreement, to employ Executive at this time, shall, by itself, constitute full and adequate consideration for the restrictions and other provisions set forth in this Agreement, including all paragraphs and subsections hereof.

(e)    As used in this Agreement,

        (i)    The term “affiliate” shall have the same meaning as under Securities laws of the United States, such as Rule 405 of the Securities Act of 1933.

        (ii)    The term “Business Associate’ shall mean: (A) with respect to the period of Executive’s employ with the Company or with any of its affiliates: (1) any entity having material business relations with the Company or an affiliate; and/or (2) any entity or business other than the Company or its affiliates, which, at any time during Executive’s employment with the Company and/or its affiliates, worked with Company in identifying, analyzing, evaluating, assisting, formulating or executing, a consummated or potential transaction or other business venture; (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates: (1) any entity having material business relations with the Company, and which, at any time during Executive’s employment with the Company, had material business relationships with any part or aspect of the Company’s Global Medical Group, Global Animal Health Group, Global Dental Group, and/or with any other business group or unit of the Company which reported to, worked with or was supervised by Executive, or about which Executive was exposed to Confidential Information in connection with her employment.

        (iii)    The term “Company” as used in this Agreement shall be understood to mean and include, Company, Company’s affiliates, Company’s direct and indirect subsidiaries, and Company’s permitted assigns to whom this Agreement has been assigned.

        (iv)    The term “Restricted Business” shall mean: (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: each of the business(es), lines of business, and/or business segments of the Company, and/or of any of its affiliates; (B) With respect to the period after Executive ceases to be employed by the Company and its affiliates: each of the business(es), lines of business, and/or business segments of the Company and/or of any of its affiliates, which, at any time during her employ by Company or an affiliate, reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information. Without limiting the generality of the foregoing, at all times, “Restricted Business” shall include, without limitation: each of the businesses, lines of business and business segments, of the Company’s Global Medical Group, the Company’s Global Animal Health Group, the Company’s Global Dental Group, and of any business group or unit of the Company and/or of any of its affiliates, which, at any time during her employ by Company or its affiliates, reported to or was supervised by Executive, or with which Executive worked, or about which Executive learned or was provided access to, Confidential Information.

        (v)    The term “Restricted Customer” shall mean: (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: any customer of the Company or of any affiliate; (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates: (1) any firm, entity, company or other person, who, at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates, was a customer of: the Company’s Global Medical Group; the Company’s Global Animal Health Group; the Company’s Global Dental Group; or of any business group or unit of the Company and/or any of its affiliates, which, at any time during such twenty four month period, reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information; (2) any customer of the Company or any affiliate who, at any time during the twenty four (24) months prior to the conduct at issue, was a customer of, or in the custom of engaging in business dealings with, the Company or any affiliate, and with whom, at any time during such period, the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or affiliate; (3) any firm, entity, company or other person, with which, at any time during the twenty four (24) months prior to the conduct at issue, the Company or an affiliate had negotiations or discussions regarding transactions and/or a business relationship, and with whom the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or affiliate at any time during such period; and/or (4) any customer of the Company or its affiliates whom Executive, or an employee under the direct or indirect supervision of Executive, at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates, was involved in soliciting, servicing or selling to, or in planning sales, promotions or marketing to.

        (vi)    The term “Restricted Supplier” shall mean (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: any firm, company or other person who is a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any affiliate (and including, without limitation, any individual or entity who or which provided services to the Company or affiliate by way of a consultancy agreement); (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates, any firm, company or other person who at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates: (1) was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to any of the businesses, lines of business and/or business segments, of the Company’s Global Medical Group, the Company’s Global Animal Health Group, the Company’s Global Dental Group, or of any business group or unit of the Company and/or any of its affiliates, which reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information; (2) was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any affiliate (and including, without limitation, any individual or entity who or which provided services to the Company or affiliate by way of a consultancy agreement), and: (A) with whom the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or an affiliate, or (B) for whom Executive was responsible on behalf of the Company or affiliate.

1.2    (a)    Executive acknowledges and the parties agree that, as part of her employment with Company, Executive will receive from Company and/or Company’s affiliates, and/or will or may develop or obtain during her employment with the Company or its affiliates, confidential and/or proprietary information, including information that is not readily and properly available to the public, or is not readily and properly available to others in the trade, including, without limitation, (i) information disclosed to Executive and/or Company specifically in confidence, (ii) information developed by Company or its affiliates, or by Executive, while employed by Company or an affiliate, and not intended by Company or affiliate for disclosure; and/or (iii) confidential information of other types, including, but not limited to: (1) confidential information concerning the Company, its affiliates, their operations, plans and strategic planning; (2) confidential business plans, financial and market data and analysis; confidential information on the “know how” of the Company and its affiliates, business development, marketing, legal and accounting plans, strategies, methods, policies, procedures and techniques; (3) confidential data of the Company and/or its affiliates, pertaining to business units and lines of business in which the Company or its affiliates compete or may compete, or may be considering a transaction or business; such information may include confidential information pertaining to units of the Company which may not report to Executive, but as to which Executive may provide input; (4) research and development projects and results; (5) trade secrets and/or other knowledge or processes of or developed by the Company or its affiliates; (6) information developed or researched by Executive during her employment with Company; (7) names and addresses of certain vendors, sources of supply, suppliers and certain employees and customers; (8) confidential data on or relating to past, present or prospective customers, suppliers, products and markets; (9) the Company’s and the Company’s affiliates’ confidential information concerning operations, future business plans, pricing, strategies, acquisition plans, expansion plans and other matters; (10) Company’s and Company’s affiliates’ confidential information and compilations of information, regarding operations, sales, revenues, sales plans, customers, products, methods of conducting and obtaining business, providing or advertising services, or obtaining customers; (11) the terms of agreements or arrangements to which Company or its affiliates are or were a party; (12) gross and net profit margins and credit terms at which Company or its affiliates obtain product and/or sell to any of its customers. (The information described in Section 1.2(a) and its subparts is collectively referred to as “Confidential Information”.)

(b)    The parties recognize and agree that the Confidential Information is confidential and/or proprietary to Company, and is the property of the Company. During Executive’s employment with the Company, and at all times following the termination of Executive’s employment with Company for any reason, Executive shall not use for her own benefit, or the benefit of any other company, entity, or person, or disclose to any business, firm, corporation, association, venture, or any other entity or person, for any reason or purpose whatsoever (other than making proper use thereof, while employed by Company in the ordinary conduct of the Company’s business), the Confidential Information or any part thereof.

(c)    Executive further agrees that, during the Restricted Period, she shall not, other than as provided herein, individually or together with others, directly or indirectly, engage in any activity, action, work, business, enterprise or function (other than working for the Company and on its behalf) in which Confidential Information: (i) will be material to Executive’s work in such activity, action, work, business, enterprise or function, and/or (ii) would be disclosed to, or used on behalf of, anyone other than the Company.

1.3    (a)    Executive acknowledges and the parties agree: that if Executive engaged in the activities restricted under Sections 1.1 or 1.2 hereof, the improper use and disclosure of Company’s Confidential Information would result, and/or that there would be unfair competition, and/or improper misappropriation and improper use of the Confidential Information by persons or entities other than Company; and that the restrictions set forth in Sections 1.1, 1.2, and throughout this Agreement, are necessary to protect Company’s Confidential Information from misappropriation or improper use, and also to protect Company’s customer, employee, and vendor relationships and good will, and its investment in its business.

(b)    The parties contemplate that Executive’s work and responsibilities on behalf of Company will be in, and/or directed to, both the United States and Global markets. Accordingly, the geographic scope of the restrictive provisions set forth in Section 1.1 hereof, shall be the geographic territories and markets anywhere in the world (i) where the Company competes or does business, and in which are located any of the business(es), lines of business and/or business segments, of the Company’s Global Medical Group, Global Animal Health Group, and/or Global Dental Group, and/or of any other business unit with which Executive works during her employ with the Company or its affiliates, or concerning which Executive learned or had access to Confidential Information; (ii) to which Executive’s work on behalf of the Company is directed, at any time during the twenty four (24) months prior to the last day of Executive’s employment with the Company and/or with its affiliates; (iii) where Executive performs work on behalf of Company or an affiliate; and/or (iv) which are the locations of the businesses and/or entities involved in transactions with the Company on which Executive works on behalf of Company or an affiliate, at any time during the twenty four (24) months prior to the last day on which Executive works for the Company and/or its affiliates.

1.4    Executive expressly agrees that the provisions of this Section 1 and of this Agreement, including, without limitation, the restrictions of Sections 1.1, 1.2 and 1.3, and throughout the Agreement, are reasonable and are properly and necessarily required for the adequate protection of the Company, and the business, and the operations, intellectual property, trade secrets, Confidential Information and goodwill of the Company and its affiliates, but for which Company would not agree to employ Executive.

1.5    Nothing contained herein shall diminish any additional protections which Company may have under any other agreements between the parties or otherwise, or under applicable law or any applicable Company policies. All such remedies shall be cumulative and severally enforceable.

2.    Return of Company Property

2.1    All documents, materials, data bases, analyses, electronic documents, hardware, software, advertising or sales material or information, price lists, customer lists, order forms, order guides, samples, inventory lists, company data and information, notebook, tablet, smartphone and/or laptop computers and the data contained therein, and/or other material or data of any kind furnished to Executive by Company or its affiliates, or prepared or obtained by Executive on behalf or at the direction of Company or its affiliates, or in connection with Executive’s employment, and/or any Confidential Information, and/or any proprietary information of Company or its affiliates, shall be and remain the property solely of the Company or such affiliates.

2.2    Upon termination of Executive’s employment for any reason, Executive will immediately deliver to Company, all of Company’s and Company’s affiliates’ property, computers, drives, data, papers, books, manuals, lists, correspondence, and documents (regardless of their format or media), Confidential Information, and proprietary information, as well as any other matters or materials which may involve the business of Company or any of its affiliates, together with all copies thereof, irrespective of whether Executive created the same or was involved with the same. Executive will neither copy nor take any such material upon termination of Executive’s employment for any reason, and will return all physical and electronic copies previously made. Executive shall not be entitled to, and shall not, retain any copies thereof. Title and copyright therein shall vest in the Company. Executive shall also provide to Company, all passwords, codes, pins, and other access modalities, needed for, or to facilitate, access to and/or use of the computers, drives, devices, documents, websites and other devices, sites and materials, which belong to the Company or its affiliates, or the return of which is provided for hereunder. The Executive shall not destroy any of such property, sites, or devices, except with the express, written permission of the Company, but instead shall deliver all such property to the Company. Executive shall identify the location of all electronic copies, and, if directed by Company, shall permit, assist in and facilitate, the removal and expungement of the Company’s data and information from media owned or controlled by Executive. For purposes of clarity, Form W-2s or other compensation and benefits information provided by Company to Executive shall not be deemed Company property and may be retained by Executive, unless otherwise directed by the Company.

3.    Executive hereby acknowledges and agrees that notwithstanding termination or expiration of this Agreement, and notwithstanding termination of Executive’s employment with the Company and/or its affiliates, and notwithstanding the reason(s) for any such termination, and notwithstanding which party prompted any such termination, the restrictions and provisions herein that contemplate survival after termination, including, without limitation, the restrictions and provisions set forth in Sections 1 and 2 hereof, and in the subsections of those Sections, shall continue and remain in full force and effect, regardless of the reason for termination of employment, or termination of this Agreement, and regardless of whether termination of employment or of this Agreement was initiated or caused by Company or by Executive.

4.    Non-disparagement. Executive agrees that she shall not make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, and/or to any others, any disparaging oral, electronic or written statements about the Company and/or any affiliate, its and their employees and customers, products or services, or Executive’s employment with or separation from employment with the Company, or intentionally do anything which discredits the Company and/or any affiliate and/or its and their services, reputation, financial status, or business relationship; Executive agrees that she will not make any such statements, directly or indirectly, orally, in writing, or on any social media or other internet sites, including but not limited to, Facebook, Snapchat, and LinkedIn; or on any blogging and/or microblogging sites, including but not limited to Twitter; or on any personal website or blog; or on any video sharing or hosting websites, including but not limited to YouTube; or by e-mailing such to any distribution list or list-serve to which Executive may subscribe, or which Executive maintains, participates in or moderates. This paragraph shall not prevent Executive from testifying truthfully in any judicial, arbitral, administrative or regulatory body proceeding, or from participating voluntarily in a government investigation, or from exercising any other rights, including any rights Executive may have under the National Labor Relations Act and other statutes and regulations, to disclose or comment upon Executive’s terms and conditions of employment. Company agrees to instruct its Executive Management Committee and its Board not to make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, and/or to any others, any disparaging oral, electronic or written statements about the Executive, or Executive’s employment with or separation from employment with the Company, or intentionally do anything which discredits the Executive. This paragraph shall not prevent Company from testifying truthfully in any judicial, arbitral, administrative or regulatory body proceeding, or from participating voluntarily in a government investigation, or from exercising any other rights Company may have.

5.	Certain Rights and Remedies upon Breach.

5.1    Enforcement. Executive acknowledges and agrees that the protection for the Company set forth in this Agreement is of vital concern to the Company, that monetary damages for any violation thereof would not adequately compensate the Company, and that the Company is engaged in a highly competitive business; Executive agrees that the Company shall be entitled, in addition to all other rights and remedies available under this Agreement and applicable law, as a matter of course, to an injunction, restraining order and other equitable relief, without posting bond, from any court of competent jurisdiction, restraining any violations or threatened violations of this Agreement by Executive. Executive further agrees that this section shall apply whether or not her employment hereunder has terminated, and regardless of the reasons for such termination. Executive acknowledges and agrees that her experience and capabilities are such that enforcement of this Agreement by injunction and otherwise will not prevent her from earning a living. Accordingly, it is understood and agreed that the Company, to the greatest extent permitted by law, shall be entitled to provisional remedies (including without limitation, temporary restraining order, preliminary and permanent injunctive relief) and damages, enforcing the terms hereof. Thus, if Executive breaches, or threatens to commit a breach of, any of the provisions hereof, Company shall have all of its rights and remedies at law and in equity, and shall also have the following rights and remedies, each of which rights and remedies shall be cumulative and independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company by contract, under law or in equity: (a) specific performance; and (b) accounting, to require Executive to account for and pay over to Company all payments, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any breach hereof.

6.    Additional Provisions

(a)    Invalidity and Severability. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement, and to that extent, the provisions of this Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement. Further, the parties hereto expressly agree that those terms or conditions, if any, found to be invalid, illegal or unenforceable, shall be modified to conform to the most expansive permissible reading under the law that is consistent with the parties’ intent as expressed herein, and the parties expressly agree to this Agreement incorporating such modification. The parties specifically acknowledge and agree that each of the restrictions set forth herein is intended to be separate and severable, and that, if any of the restrictions shall be held to be void or unenforceable, the parties agree that it is their intent that the void or unenforceable provisions shall be deemed severable, and that the rest of this agreement shall be fully enforceable, to the greatest extent permitted by law, and that the void or unenforceable provisions shall be enforced to the greatest extent permitted by law.

(b)    Applicability. The parties agree that this Agreement and all provisions hereof, shall remain in full force and effect, regardless of whether Executive’s title, position, responsibilities and work for the Company change or are altered, and regardless of whether Executive is reassigned to new duties, titles and responsibilities.

(c)    Acknowledgement of Status. Company and Executive hereby acknowledge and agree that Executive’s employment hereunder shall be at-will. Accordingly, either party may, at any time, terminate Executive’s employment for any lawful reason or for no reason at all, with or without notice, and with or without cause. Notwithstanding such termination, the restrictions and remedies provided in the Agreement shall survive its termination as set forth herein.

(d)    Assignment – This Agreement may not be assigned by the Executive, without the Company’s prior written consent, and any attempted assignment without such consent shall be deemed void. The Company may assign this Agreement, in its sole discretion: (i) as part of the transfer or sale of all or substantially all of the assets of the lines of business in which Executive is employed (by way of sale, merger or otherwise); or (ii) to any affiliated or unaffiliated entity; upon such permitted assignment, at Company’s option, the burden and benefit hereof will be upon the permitted assignee.

(e)    Benefit – The rights and covenant of this Agreement, shall inure and extend to the parties hereto, their respective heirs, personal representatives, successors and permitted assigns.

(f)    Waiver of Breach – Waiver, or delay in seeking a remedy, by either party of a breach of any provision of this Agreement by the other party, shall not operate or be construed as a waiver of that or of any subsequent breach.

(g)    Applicable Law; Jurisdiction. Any action relating to this Agreement or the breach thereof shall be brought only in either: the State courts sitting in the State of New York, within New York, Nassau or Suffolk Counties; or in the federal courts sitting in the Eastern or Southern Districts of New York, and the parties expressly consent to the exclusive jurisdiction and venue of such courts for such purpose. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law. The parties agree that this Agreement is being, and shall be treated as having been, entered into by them, within the State of New York.

(h)    Entire Agreement – This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and cancels and supersedes, as of the date hereof, any and all previous agreements between the parties as to the subject matter of this Agreement. In the event the parties are also entering into other agreements, including other confidentiality or restrictive agreements, at or about the time that they are entering into this Agreement, and/or at or about the time of Executive’s commencement of employment, both this Agreement, and such other agreement(s), shall also be and remain in effect; any restrictions and remedies under such other agreements shall be cumulative and severally enforceable and in addition to the remedies and restrictions herein. In the event that there are conflicting provisions that cannot be read as providing cumulative rights under the various agreements, this Agreement shall govern. Further, Executive additionally agrees to comply with Company’s World Wide Business Standards as may be effect from time to time, and to comply with the Company’s written policies and manuals pertaining to confidentiality, non-competition and/or non-solicitation obligations; in the event there are conflicting provisions in the World Wide Business Standards, and/or in the policies and manuals, that cannot be read as providing rights cumulative of those set forth herein, this Agreement shall govern.. There are no terms hereof, expressed or implied, other than the express terms of this Agreement. No change, modification, termination or amendment of this Agreement shall be valid unless it is in writing and signed by the parties to this Agreement; this Agreement may not be changed, cancelled or superseded by the parties, except in a writing, signed by the parties, which expressly references this Agreement and indicates that the parties seek to change or modify it or some of its terms or provisions.

(i)    Interpretation. To the greatest extent permitted by law, any rule of law or legal decision that would mandate the interpretation of any ambiguities in this Agreement against a party, or that would require that the Agreement be strictly interpreted against one party or the other, shall be of no application and is expressly waived.

(j)    Notices. Any notice hereunder, if any, may be given personally to the Executive or to the Corporate Secretary of the Company (as the case may be), or may be sent to the Company by a generally recognized overnight delivery service (to the attention of its Corporate Secretary) at its above stated headquarters, or to the Executive either at her address given above or at her last known address. Any such notice sent by generally recognized overnight delivery service shall be deemed served forty-eight hours after it is sent and in proving such service it shall be sufficient to prove that the notice was properly addressed and that the records of the delivery service reflect that it was delivered.

(k)    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Agreed to:

Henry Schein, Inc.

/s/ Stanley M. Bergman
By:	Stanley M. Bergman
Title:	Chairman & CEO
Dated:	July 11, 2016

/s/ Karen Prange
Karen N. Prange
Dated: July 8, 2016